China Solar & Clean Energy Solutions, Inc. Signs Definitive Agreement to Acquire Shenzhen PengSangPu Solar Industrial Products Corporation

•	Strategic Acquisition Creates New Growth Opportunities in Southern China’s Market
•	Acquisition to Complement the Company’s Core Solar Water Heater Business Strategy

LOS ANGELES and BEIJING, January 15, 2008-- China Solar & Clean Energy Solutions, Inc. (f/k/a Deli Solar (USA), Inc.) (OTC Bulletin Board: CSOL - News) (the “Company”), a premier manufacturer and distributor of solar water heaters, space heating devices and renewable energy solutions in the People's Republic of China (the "PRC"), today announced that it has entered into a definitive agreement to acquire Shenzhen PengSangPu Solar Industrial Products Corporation (“Shenzhen PengSangPu”). The acquisition of Shenzhen PengSangPu will enable China Solar to immediately begin leveraging its technology and engineering capabilities and expertise, and will significantly expand China Solar’s customer base and presents a commercial and industrial market opportunity for solar water heaters in southern China.

Under the terms of the agreement, China Solar’s subsidiary, Beijing Deli Solar Technology Development Co., Ltd., will acquire 100% of the equity interest of Shenzhen PengSangPu Solar Industrial Products Corporation for approximately RMB 20 million payable in cash, and the remaining balance of the consideration of the transaction will be paid by the common shares of the Company. This purchase price is based on the net asset value of Shenzhen PengSangPu. Should the net asset value be less than RMB 20 million (based on the audit report of Shenzhen PengSangPu), the cash payment will reduced to the amount of the net asset value as calculated in the audited report. The three shareholders have agreed to loan the proceeds back to the Deli Solar (Beijing) and will be used as working capital. Fifty (50%) of the principal of this loan will be repaid within one year following the execution of the Complementary Agreement and the remaining balance be paid off within two years. In addition to the payment of the cash purchase price under the Complementary Agreement the parties agreed to an appraisal value of RMB 20 million of Shenzhen PengSangPu’s trademarks and other intangible assets. The consideration for these intangible assets and the net assets that is excess of RMB 20 million shall be paid in shares of our common stock based on the average closing price of our common stock for the 30 days immediately preceding the execution of the Complementary Agreement (the” Share Price”), provided however that if on the first anniversary of the closing our common stock price is lower than the Share Price, we will pay the difference. Fifty percent (50%) of these shares shall be transferable and unrestricted within one (1) year after the Closing and the remaining Fifty percent (50%) transferable within two (2) years. The shares shall be transferred to Shenzhen PengSangPu within 180 days of the closing.

For the first nine months of 2007, Shenzhen PengSangPu’s revenue was $7.7 million and net income was $0.7 million. Under the term of agreement, if Shenzhen PengSangPu’s sales revenue is less than $13.6 million (with an after-tax net profit of less than $1.3 million for the ended December 31, 2008; or if in the year ended December 31, 2009, it doesn’t reach the targeted sales revenue of $19.8 million or the after-tax net profit of $1.7 million Shenzhen PengSangPu will pay the difference between the actual revenue and the targeted revenue of the year by reducing the amount payable on the shareholders’ cash loan. If the shareholders’ loan is not sufficient to pay the difference, the common shares held by the Shenzhen PengSangPu owners will be returned to China Solar to the extent necessary for the remaining balance owed.

Shenzhen PengSangPu was formed in 1993 in Shenzhen, China. It specializes in manufacturing and selling flat plate solar water heaters, and installation and engineering of central solar hot water systems for business users including schools, hotels, hospitals, and factories. Shenzhen PengSangPu holds 7 patents and a very strong brand name in China. Its annual production capacity of flat plate solar power collector is 400,000 square meters which are sold in China, EU, and North America. The Company is ISO9001 certified and AAA+ standard company authorized by Institute of Chinese Product Quality Association.

“We are very excited to announce the acquisition of Shenzhen PengSangPu, an important milestone in complementing our core business strategy of becoming a fully integrated clean technology and renewable energy solutions provider,” said Mr. Deli Du, Chief Executive Officer of China Solar. “The acquisition of Shenzhen PengSangPu extends our strategic footprint and opens new markets in Southern China where local government strongly support using solar water heaters in residential buildings. This transaction brings us additional proprietary products and complements our Clean Technology Energy product portfolio.”

“In addition, Shenzhen PengSangPu offers a variety of experience in installing and engineering central solar water heater system. We are delighted that PengSangPu’s senior management and its over200 engineers and technicians will be joining our Company. By integrating their proprietary technologies and engineering expertise, we expect to both improve our competitive advantage and overall profit margins. The acquisition is expected to be accretive to China Solar’s2008 earnings.” Mr. Du concluded.

About China Solar & Clean Energy Solutions, Inc.

China Solar & Clean Energy Solutions, Inc. operates through its wholly owned subsidiaries Bazhou Deli Solar Heating Energy Co. Ltd., Beijing Deli Solar Technology Development Co., Ltd. and its 51% ownership in Tianjin Huaneng Energy Equipment Company, all of which are located in the PRC. The Company manufactures and distributes hot water and space heating devices to customers in the PRC, in addition to waste heat recovery systems. For more information, please visit http://www.cn-cse.com.

Safe Harbor Statement:

Certain statements in this news release may contain forward-looking information about China Solar & Clean Energy Solutions, Inc. and its subsidiaries’ business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, market and customer acceptance and demand for products, ability to market products, fluctuations in foreign currency markets, the use of estimates in the preparation of financial statements, the impact of competitive products and pricing, the ability to develop and launch new products on a timely basis, the regulatory environment, fluctuations in operating results, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. China Solar & Clean Energy Solutions, Inc. undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

For more information, please contact:

  Gary Lam
  China Solar & Clean Energy Solutions, Inc.
  Tel: +86-10-6385-0516
  Email: garylam8899@gmail.com

Or

  Feng Peng
  HC International, Inc.
  Tel: +1-917-558-7610
  Email: Feng.peng@hcinternational.net